Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Recro Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	457(h)	98,843(2)	$2.79(3)	$275,771.97(3)	0.0000927	$25.56
Equity	Common Stock, par value $0.01	457(h)	91,830(2)	2.31(3)	212,127.30(3)	0.0000927	19.66
Equity	Common Stock, par value $0.01	457(h)	161,960(2)	2.06(3)	333,637.60(3)	0.0000927	30.93
Equity	Common Stock, par value $0.01	457(h)	46,110(2)	1.71(3)	78,848.10(3)	0.0000927	7.31
Equity	Common Stock, par value $0.01	457(c) and 457(h)	15,000(4)	1.62(5)	24,300(5)	0.0000927	2.25
Total Offering Amounts					$924,684.97		$85.71
Total Fee Offsets(6)							—
Net Fee Due							$85.71

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, $0.01 par value per share (“Common Stock”), of Recro Pharma, Inc. (the “Registrant”) which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)

Consists of shares issuable pursuant to new hire inducement stock option awards granted between March 31, 2021 and December 31, 2021 to certain employees in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to their entering into employment with the Company.

(3)

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the exercise price of the applicable inducement stock option award.

(4)

Consists of shares issuable pursuant to new hire inducement restricted stock units granted on June 30, 2021 to a certain employee in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to her entering into employment with the Company.

(5)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of Company’s Common Stock as reported on the Nasdaq Capital Market on February 25, 2022.

(6)	The Registrant does not have any fee offsets.